For Immediate Release
Builders FirstSource Reports Third Quarter 2006 Results
October 26, 2006 (Dallas, TX) — Builders FirstSource, Inc. (NASDAQ: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported financial results for its third quarter ended September 30, 2006.
“Our third quarter results reflect the current challenges facing the homebuilding industry as many homebuilders work through excess inventory,” said Floyd Sherman, Builders FirstSource Chief Executive Officer. “Our sales were down only 11.5 percent year-over-year despite an estimated 20.6 percent decrease in housing starts in our markets and a 14.3 percent decrease in nationwide commodity lumber and lumber sheet good prices. We partially offset these market conditions by gaining market share while simultaneously improving our gross margin percentage and reducing our operating costs. I am pleased with our performance given the difficult current market environment.”
Third Quarter 2006 Financial Results
(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)
•	Sales for the third quarter were $569.9 million compared to $644.0 million for the same period in 2005.

•	Third quarter 2006 net income was $17.3 million compared to $27.8 million in the same quarter last year. Third quarter 2006 net income included a $4.3 million (net of tax) charge to reduce the carrying value of goodwill related to one of the company’s reporting units. Net income for the third quarter 2006 also included stock-based compensation expense of $0.8 million (net of tax) as the company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment, on January 1, 2006.

•	Net income per diluted share for the quarter was $0.48 in 2006, including the aforementioned charges, compared to net income per diluted share of $0.80 in 2005.

•	Diluted weighted average shares outstanding for the third quarter of 2006 were 36.0 million compared to 35.0 million for the same quarter last year.

Builders FirstSource Reports Third Quarter 2006 Results, continued
•	Gross margin percentage for the quarter was up slightly at 26.6 percent, compared to 26.4 percent in the same quarter of 2005.

•	EBITDA for the quarter was $47.0 million compared to $58.7 million in the third quarter of 2005. EBITDA as a percentage of sales decreased from 9.1 percent to 8.3 percent.

•	As of September 30, 2006, the company’s cash on hand was $65.8 million, and funded debt was $315.0 million.
Commenting on the third quarter results, Charles Horn, Builders FirstSource Senior Vice President and Chief Financial Officer, said, “During the quarter, we continued to deliver on sales drivers that we can control. Market share gains and new facilities positively affected our sales by an estimated 11.2 percent and 1.7 percent, respectively.”
During the third quarter, housing starts for markets in which the company operates declined by an estimated 20.6 percent compared to the same period in 2005. Many of the company’s largest markets, including Texas, Georgia and the Carolinas, started to experience year-over-year declines in housing starts after experiencing year-over-year growth during the first half of the year. In addition, nationwide commodity lumber and lumber sheet good prices decreased approximately 14.3 percent compared to the third quarter last year. The company mitigated those commodity price declines to a 3.8 percent decrease to its total sales primarily through pricing management and product mix.
Horn added, “We managed our cost structure very well during the quarter adjusting our operating expenses commensurate with the decline in sales volume. Selling, general and administrative expenses decreased $5.4 million from the third quarter of 2005. As a percentage of sales, however, third quarter SG&A increased from 18.0 percent in 2005 to 19.4 percent in 2006. Lower market prices for lumber products increased the 2006 percentage by 70 basis points. Stock compensation expense, which was not present in 2005, added 20 basis points, and costs associated with our Sarbanes-Oxley compliance efforts added 20 basis points.”
Outlook
“We believe we can continue to mitigate a portion of the macroeconomic headwind by gaining market share to grow faster than our underlying markets. We also believe we can continue to increase sales through new operations,” said Mr. Sherman. “However, we expect that difficult market conditions affecting our business will continue to have a negative effect on our operating results and year-over-year comparisons through at least mid 2007. While we are very focused on reducing costs and conserving capital during this challenging period, we want to avoid taking steps that will limit our ability to compete and create shareholder value in the long term.”

Builders FirstSource Reports Third Quarter 2006 Results, continued
Mr. Sherman concluded, “Certainly, there are adjustments we are making as we manage through the current downturn. Still, we remain confident in our core business model and operating strategy. We also believe our diverse geographic footprint gives us a competitive advantage during both contracting and expanding housing markets. We plan to judiciously invest in new operations and to strategically seek acquisition candidates. Finally, we continue to believe that the long-term outlook for the housing market is very positive.”
Conference Call
Builders FirstSource will host a conference call tomorrow at 11:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-565-5442 (U.S. and Canada) and 913-312-1298 (international). A replay of the call will be available from 1:00 p.m. CT October 27 through November 2, 2006. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international). Please refer to pass code 3659947. To access the webcast, go to www.bldr.com and click on “Investors.” The online archive of the webcast will be available for approximately 90 days.
About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 12 states, principally in the southern and eastern United States, and has 66 distribution centers and 54 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. Effective July 3, 2006, the company was assigned to NASDAQ’s recently created NASDAQ Global Select Market, a new tier of the NASDAQ Global Market with higher initial listing and corporate governance standards. For more information about Builders FirstSource, visit the company’s Web site at www.bldr.com. (BLDR-F)
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about the impact of expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the

Builders FirstSource Reports Third Quarter 2006 Results, continued
Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #

Contacts:
Hala Elsherbini	Charles L. Horn
Vice President	Senior Vice President and Chief Financial Officer
Halliburton Investor Relations	Builders FirstSource, Inc.
(972) 458-8000	(214) 880-3500
Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

	(in thousands, except per share amounts)

Sales	$569,895	$643,964	$1,800,875	$1,771,906
Cost of sales	418,100	474,019	1,328,454	1,325,523

Gross margin	151,795	169,945	472,421	446,383
Impairment of goodwill	6,763	—	6,763	—
Selling, general and administrative expenses	110,562	115,974	340,553	358,772

Income from operations	34,470	53,971	125,105	87,611
Interest expense	7,292	8,137	21,793	39,644

Income before income taxes	27,178	45,834	103,312	47,967
Income tax expense	9,862	18,006	38,296	18,838

Net income	$17,316	$27,828	$65,016	$29,129

Net income per share:
Basic	$0.51	$0.85	$1.93	$1.04
Diluted	$0.48	$0.80	$1.80	$0.96

Weighted average common shares outstanding:
Basic	34,051	32,660	33,651	27,927

Diluted	36,018	34,999	36,029	30,202

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Sales by Product Category
(unaudited)

	Three Months Ended September 30,
	2006		2005

	(dollars in thousands)

Prefabricated components	$118,273	20.8%	$142,358	22.1%
Windows & doors	120,495	21.1%	121,487	18.9%
Lumber & lumber sheet goods	172,991	30.4%	232,069	36.0%
Millwork	52,961	9.3%	55,826	8.7%
Other building products & services	105,175	18.4%	92,224	14.3%

Total sales	$569,895	100.0%	$643,964	100.0%

	Nine Months Ended September 30,
	2006		2005

	(dollars in thousands)

Prefabricated components	$377,643	21.0%	$376,787	21.3%
Windows & doors	367,100	20.4%	330,667	18.7%
Lumber & lumber sheet goods	593,690	32.9%	655,916	37.0%
Millwork	161,705	9.0%	151,519	8.5%
Other building products & services	300,737	16.7%	257,017	14.5%

Total sales	$1,800,875	100.0%	$1,771,906	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	September 30,
	2006	December 31,
	(unaudited)	2005

(in thousands, except per share amounts)

ASSETS
Current assets:
Cash and cash equivalents	$65,835	$30,736
Accounts receivable, less allowances of $6,474 and $6,135, respectively	235,421	237,695
Inventories	144,024	149,397
Other current assets	29,066	24,753

Total current assets	474,346	442,581
Property, plant and equipment, net	110,336	99,862
Goodwill	166,722	163,030
Other assets, net	24,868	18,934

Total assets	$776,272	$724,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,385	$127,998
Accrued liabilities	68,511	83,572
Current maturities of long-term debt	441	102

Total current liabilities	187,337	211,672
Long-term debt, net of current maturities	318,869	314,898
Other long-term liabilities	20,738	26,702

	526,944	553,272

Commitments and contingencies Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 34,490 and 32,998 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	341	330
Additional paid-in capital	123,837	111,979
Unearned stock compensation	—	(1,087)
Retained earnings	123,097	58,081
Accumulated other comprehensive income	2,053	1,832

Total stockholders’ equity	249,328	171,135

Total liabilities and stockholders’ equity	$776,272	$724,407

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to their GAAP Equivalents
(unaudited — dollars in thousands, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Reconciliation to Adjusted Net Income and Adjusted Net Income per Share (1):
Net income	$17,316	$27,828	$65,016	$29,129
Reconciling items:
Cash payment to stock option holders (2)	—	—	—	36,364
Write-off of unamortized debt issuance costs (3)	—	—	—	10,293
Financing costs incurred and expensed in conjunction with the February 2005 refinancing (3)	—	—	—	2,425
Termination penalty resulting from prepayment of term loan under prior credit facilities (3)	—	—	—	1,700
Reduction in interest expense assuming IPO net proceeds were used to repay debt at the beginning of the period (3)	—	—	—	3,319
Tax effect of reconciling items at 38.0%	—	—	—	(20,558)

Adjusted net income	$17,316	$27,828	$65,016	$62,672

Weighted average shares outstanding:
Diluted shares	36,018	34,999	36,029	30,202
Incremental shares for IPO (4)	—	—	—	4,725

Adjusted diluted shares	36,018	34,999	36,029	34,927

Adjusted net income per share — diluted	$0.48	$0.80	$1.80	$1.79

Reconciliation to EBITDA and Adjusted EBITDA (1):
Net income	$17,316	$27,828	$65,016	$29,129
Reconciling items:
Depreciation and amortization expense	5,798	4,773	16,310	14,248
Impairment of goodwill	6,763	—	6,763	—
Interest expense	7,292	8,137	21,793	39,644
Income tax expense	9,862	18,006	38,296	18,838

EBITDA	47,031	58,744	148,178	101,859
Add: cash payment to stock option holders (2)	—	—	—	36,364

Adjusted EBITDA	$47,031	$58,744	$148,178	$138,223

Adjusted EBITDA as percentage of sales	8.3%	9.1%	8.2%	7.8%

	Three months ended		Last twelve months ended
	September 30, (annualized)		September 30,
	2006	2005	2006	2005

Reconciliation to Return on Net Assets and Adjusted Return on Net Assets (1):
Net income	$69,264	$111,312	$84,515	$44,120
Reconciling items:
Interest expense	29,168	32,548	29,376	45,415
Income tax expense	39,448	72,024	48,775	27,477

Earnings before interest and taxes	137,880	215,884	162,666	117,012
Add: cash payment to stock option holders (2)	—	—	—	36,364

Adjusted earnings before interest and taxes	$137,880	$215,884	$162,666	$153,376

Average net assets	534,552	491,069	502,101	490,184
Return on net assets	25.8%	44.0%	32.4%	23.9%
Adjusted return on net assets	25.8%	44.0%	32.4%	31.3%

(1)	The company has provided detailed explanations of its non-GAAP financial measures in its Form 8-K filed October 26, 2006.

(2)	Represents cash payment made to stock option holders (including applicable payroll taxes) in lieu of adjusting exercise prices in conjunction with our refinancing transactions. This amount is included in selling, general and administrative expenses.

(3)	This amount is included in interest expense.

(4)	Represents incremental shares related to the company’s IPO assuming the 7,500 shares sold by the company were issued at the beginning of the period.